Exhibit 3.16

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF ACETO CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, being the President and the Secretary of ACETO CORPORATION, do hereby certify and set forth:

1.           The name of the corporation is ACETO CORPORATION. The corporation was formed under the name ACETO CHEMICAL CO. INC.

2.           The Certificate of Incorporation was filed by the Department of State on June 13, 1947.

3.           The Amendment to the Certificate of Incorporation effected by this Certificate of Amendment is to increase the number of authorized common shares, $.01 par value, from 20,000,000 to 40,000,000.

4.           To accomplish the foregoing, paragraph THIRD(A) of the Certificate of Incorporation, which refers to shares, is hereby amended as follows:

“THIRD(A) The aggregate number of shares which the Corporation shall have authority to issue is 42,000,000 shares, of which 40,000,000 shares shall be Common Stock, par value $.01 per share, and 2,000,000 shares shall be Preferred Stock, par value $2.50 per share, issuable in series.”

5.           The Amendment to the Certificate of Incorporation was authorized by vote of the Board of Directors followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders.

IN WITNESS WHEREOF, this Certificate has been subscribed this 3rd day of December 2003, by the undersigned who affirm the statements made herein are true under the penalties of perjury.

Leonard S. Schwartz
President

Douglas Roth
Secretary

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